EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 333-1006, 333-27995, 333-55999, 333-70485, 333-39172, 333-39218, 333-63198,
333-90398, and 333-106253 on Forms S-8, and Registration Statement No. 333-107676 on Form S-3 of Denbury Resources Inc. of our report dated March 8, 2004 which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for asset retirement obligations in 2003 as required by Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations", appearing in this Annual Report on Form 10-K of Denbury Resources Inc. for the year ended December 31, 2003.


/s/ Deloitte & Touche LLP

Dallas, Texas
March 8, 2004